Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
 (baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports Comparable Store Sales Increase of 6.5% for October and 8.1% for the Third Quarter

HOUSTON, TX, November 1, 2012 - Stage Stores, Inc. (NYSE: SSI) today reported that total sales for the four week October period ended October 27, 2012 increased 9.8% to $113 million from $102 million in the prior year four week October period ended October 29, 2011.  Comparable store sales for the October period increased 6.5%.

For the month, cosmetics, home & gifts, junior sportswear, men's and misses sportswear posted comparable store sales gains that exceeded the Company average.  Geographically, all regions of the country achieved a comparable store sales increase, with the Midwest, Northeast, South Central and Southwest regions outperforming.

For the third quarter, the Company reported that total sales increased 11.1% to $371 million from $333 million last year.  Comparable store sales for the quarter increased 8.1%.  For the first nine months of the fiscal year, total sales grew 8.2% to $1,118 million and comparable store sales increased 5.3%.

SALES SUMMARY

	Comparable Store Sales		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2012	2011	2012	2011
1st Quarter	2.5	0.2	366	347
2nd Quarter	5.4	0.9	381	353
August	6.5	(1.7)	124	113
September	11.1	(0.7)	134	118
October	6.5	0.8	113	102
3rd Quarter	8.1	(0.6)	371	333
Year-To-Date (9 Mos)	5.3	0.2	1,118	1,033

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Stage Stores Reports
October Sales
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Michael Glazer, President and Chief Executive Officer, commented, "October was another strong month for our company and provides us with nice momentum as we enter the critical fourth quarter.  We feel we are well positioned for the important holiday shopping period with a solid combination of desirable merchandise assortments, a compelling promotional calendar and exciting store events."

Store Closures Related to Hurricane Sandy
The Company also provided store closure information related to Hurricane Sandy.  A total of 54 stores across 10 states were closed as a result of the storm.  As of this morning, 49 of the 54 stores have reopened.  The Company noted that the 54 stores that were closed account for approximately 7% of annual sales.

Store Activity
The Company opened nine new stores during October.  Goody's stores were opened in Marianna, FL, Pell City, AL and Morganfield, KY; Peebles stores were opened in Taneytown, MD and Brockport, NY; a Bealls store was opened in Mountain Home, ID; and Steele's stores were opened in Houma, LA and Uvalde and Mount Pleasant, TX.

Reporting of Third Quarter Results
The Company plans to report its third quarter results before the market opens on Thursday, November 15, 2012, and to hold a conference call and webcast the same day beginning at 8:30 a.m. Eastern Time.

About Stage Stores
Stage Stores, Inc. operates primarily in small and mid-sized towns and communities.  Its stores, which operate under the Bealls, Goody's, Palais Royal, Peebles, Stage and Steele's names, offer moderately priced, nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family. The Company operates 851 stores in 40 states.  The Company also has an eCommerce website.  For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com.

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